PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3) Registration No. 333-293134 Registration No. 333-293715

MOZAYYX Acquisition Corp.

Up to 26,100,000 Units

This prospectus supplement (this “Prospectus Supplement”) amends and supplements the information in the prospectus, dated February 24, 2026 (the “Prospectus”), filed with the Securities and Exchange Commission as part of MOZAYYX Acquisition Corp.’s (the “Company”) registration on Form S-1 (File No: 333-293134) and additional registration on Form S-1MEF (File No. 333-293715), in connection with the offer and sale of 26,100,000 units, with each Unit consisting of one Class A ordinary share of the Company, par value $0.0001 per share, and one-quarter of one redeemable warrant. This Prospectus Supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and any future amendments or supplements thereto.

We are filing this Prospectus Supplement to include the figures set forth below in the sections entitled “Risk Factors” and “Dilution” of the Prospectus.

(i)     “Risk Factors” section beginning on page 41 of the Prospectus:

Under the section entitled “Risk Factors” beginning on page 95 of the Prospectus, the following risk factor is amended and restated in its entirety.

“Our initial shareholders paid an aggregate of $25,000, or approximately $0.0035 per founder share and, accordingly, you will experience immediate and substantial dilution from the purchase of our Class A ordinary shares.

The difference between the public offering price per share (allocating all of the unit purchase price to the Class A ordinary share and none to the warrant included in the unit) and the pro forma net tangible book value per share of our Class A ordinary shares after this offering constitutes the dilution to you and the other investors in this offering. Our initial shareholders acquired the founder shares at a nominal price, significantly contributing to this dilution. Upon closing of this offering, and assuming no value is ascribed to the warrants included in the units, you and the other public shareholders will incur an immediate and substantial dilution of approximately 114.70% (or $11.47 per share, assuming no exercise of the underwriters’ over-allotment option), the difference between the pro forma net tangible book value per share after this offering of $(1.47) (assuming the maximum redemption) and the initial offering price of $10.00 per unit. This dilution would increase to the extent that the anti-dilution provisions of the founder shares result in the issuance of Class A ordinary shares on a greater than one-to-one basis upon conversion of the founder shares at the time of our initial business combination. In addition, because of the anti-dilution protection in the founder shares, any equity or equity-linked securities issued in connection with our initial business combination would be disproportionately dilutive to our Class A ordinary shares.”

(ii)    “Dilution” section beginning on page 95 of the Prospectus:

Under the section entitled “Dilution” beginning on page 95 of the Prospectus, (a) the NTBV under the “No Redemption” scenario “Without Over-allotment” is $251,422,934 and (b) the “Dilution to public shareholders” under the “25% of Maximum Redemptions” scenario “Without Over-allotment” is $2.87.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 41 of Prospectus from our filings made with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended for a discussion of the factors you should carefully consider before deciding to invest in our securities.

Neither the SEC nor any state securities commission has approved or disapproved of our securities or determined if this Prospectus Supplement is accurate, truthful or complete. Any representation to the contrary is a criminal offense.

Cantor Fitzgerald & Co.

The date of this Prospectus Supplement is February 26, 2026.